Exhibit 99.1

COMPANY CONTACT:

Shiv Kapoor

Vice President, Strategic Planning & Investor Relations

702-835-6300

InvestorRelations@sppirx.com

Spectrum Pharmaceuticals Gains Rights to Pivotal-Stage Captisol-Enabled® Melphalan

•	Product candidate is being investigated as a conditioning treatment prior to autologous stem cell transplant for patients with multiple myeloma.

•	Melphalan has been granted Orphan designation by the FDA for this indication.

•

In a previous Phase 2 study, Captisol-enabled melphalan had acceptable safety findings, and it met the requirements for establishment of bioequivalence to the current commercial intravenous formulation of melphalan.

•	Spectrum anticipates NDA filing in the first half of 2014 with potential commercial launch the following year, subject to FDA approval.

HENDERSON, Nev. – March 14, 2013 — Spectrum Pharmaceuticals (NasdaqGS: SPPI), a biotechnology company with fully integrated commercial and drug development operations with a primary focus in hematology and oncology, today announced the Company has gained global development and commercialization rights to Ligand Pharmaceuticals’ (NASDAQ: LGND) Captisol-enabled®, propylene glycol-free (PG-free) melphalan. Captisol-enabled melphalan is currently in a pivotal trial for use as a conditioning treatment prior to autologous stem cell transplant for patients with multiple myeloma.

Spectrum is assuming the responsibility for the ongoing pivotal clinical trial and will be responsible for filing an NDA, which is anticipated in the first half of 2014. Under the license agreement, Ligand will receive a license fee and is eligible to receive milestone payments, as well as royalties following potential commercialization.

“We are pleased to add this late-stage program to our portfolio, which includes belinostat, for which we anticipate an NDA filing mid-year, and apaziquone, for which we expect to file an NDA in 2014,” stated Rajesh C. Shrotriya, M.D., Chairman, President and Chief Executive Officer of Spectrum Pharmaceuticals, Inc. “Captisol-enabled melphalan is designed to meet the need for a formulation of melphalan that is free of propylene glycol, which has been associated with renal and cardiac side effects. The Captisol technology may allow longer duration of administration and slower infusion rates, potentially enabling a higher dose intensity of pre-transplant chemotherapy to optimize efficacy. We look forward to rapid progress of the program.”

11500 S. Eastern Ave., Ste. 240 • Henderson, Nevada 89052 • Tel: 702-835-6300 • Fax: 702-260-7405 • www.sppirx.com • NASDAQ: SPPI

“We are pleased to have forged this agreement,” commented John Higgins, President and Chief Executive Officer of Ligand Pharmaceuticals. “Spectrum has an established oncology and hematology business, and this melphalan product is an ideal complement to their two commercial hematology products, ZEVALIN® and FOLOTYN®, including an expected high degree of commercial call overlap. Spectrum’s highly experienced, oncology-focused R&D team is committed to the efficient development of Captisol-enabled melphalan, and has established relationships with key investigators.”

About Captisol-Enabled Melphalan

Captisol-enabled, PG-free melphalan is a novel intravenous formulation of melphalan being investigated for the multiple myeloma transplant setting, which has been granted Orphan designation by the FDA. This formulation avoids the use of propylene glycol, which has been reported to cause renal and cardiac side effects that limit the ability to deliver higher doses of therapeutic compounds. The use of the Captisol® technology to reformulate melphalan is anticipated to allow for longer administration durations and slower infusion rates, potentially enabling clinicians to safely achieve a higher dose intensity of pre-transplant chemotherapy.

In December 2012 Ligand announced the initiation of a pivotal trial of Captisol-enabled melphalan. This multi-center trial is evaluating safety and efficacy in 60 patients, and is intended to confirm the results from an earlier Phase 2 study demonstrating that the Captisol-enabled melphalan formulation showed acceptable safety findings, and met the requirements for establishment of bioequivalence to the current commercial intravenous formulation of melphalan (sold by GlaxoSmithKline as Alkeran® for Injection).

About Multiple Myeloma and Melphalan

Multiple myeloma is a cancer of plasma cells, a type of white blood cell present in the bone marrow. In multiple myeloma a group of plasma cells (myeloma cells) becomes cancerous and multiplies, raising the number of plasma cells to a higher-than-normal level. There are an estimated 20,000 new cases of multiple myeloma in the United States each year, with an incidence of new cases increasing by approximately 1.7% per year.

The current intravenous melphalan market is approximately $130 million annually, with predominant use in stem cell transplants. The rate of autologous stem cell transplants for patients with multiple myeloma is growing by approximately 3.3% annually.

About Captisol®

Captisol is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Captisol was invented and initially developed by scientists in the laboratories of Dr. Valentino Stella at the University of Kansas’ Higuchi Biosciences Center for specific use in drug development and formulation. This unique technology has enabled six FDA-approved products, including Onyx Pharmaceuticals’ Kyprolis®, Baxter International’s Nexterone® and Pfizer’s Vfend® IV. There are also more than 30 Captisol-enabled products in clinical development.

11500 S. Eastern Ave., Ste. 240  •   Henderson, Nevada 89052  •   Tel: 702-835-6300  •   Fax: 702-260-7405  •   www.sppirx.com  •   NASDAQ: SPPI

About FOLOTYN®

FOLOTYN, (pralatrexate injection), a folate analogue metabolic inhibitor, was discovered by Memorial Sloan-Kettering Cancer Center, SRI International and Southern Research Institute and developed by Allos Therapeutics. In September 2009, the U.S. Food and Drug Administration (FDA) granted accelerated approval for FOLOTYN for use as a single agent for the treatment of patients with relapsed or refractory PTCL. This indication is based on overall response rate. Clinical benefit such as improvement in progression-free survival or overall survival has not been demonstrated. FOLOTYN has been available to patients in the U.S. since October 2009. An updated analysis of data from PROPEL, the pivotal study of FOLOTYN in patients with relapsed or refractory PTCL, was published in the March 20, 2011 issue of the Journal of Clinical Oncology. FOLOTYN has patent protection through July 2022, based on a five-year patent term extension through the Hatch-Waxman Act. Please see full Prescribing Information for FOLOTYN at www.FOLOTYN.com.

Important FOLOTYN® Safety Information

Warnings and Precautions

FOLOTYN may suppress bone marrow function, manifested by thrombocytopenia, neutropenia, and anemia. Monitor blood counts and omit or modify dose for hematologic toxicities.

Mucositis may occur. If greater-than or equal to Grade 2 mucositis is observed, omit or modify dose. Patients should be instructed to take folic acid and receive vitamin B12 to potentially reduce treatment-related hematological toxicity and mucositis.

Fatal dermatologic reactions may occur. Dermatologic reactions may be progressive and increase in severity with further treatment. Patients with dermatologic reactions should be monitored closely, and if severe, FOLOTYN should be withheld or discontinued. Tumor lysis syndrome may occur. Monitor patients and treat if needed.

FOLOTYN can cause fetal harm. Women should avoid becoming pregnant while being treated with FOLOTYN and pregnant women should be informed of the potential harm to the fetus.

Use caution and monitor patients when administering FOLOTYN to patients with moderate to severe renal function impairment.

Elevated liver function test abnormalities may occur and require monitoring. If liver function test abnormalities are greater-than or equal to Grade 3, omit or modify dose.

Adverse Reactions

The most common adverse reactions were mucositis (70%), thrombocytopenia (41%), nausea (40%), and fatigue (36%). The most common serious adverse events are pyrexia, mucositis, sepsis, febrile neutropenia, dehydration, dyspnea, and thrombocytopenia.

11500 S. Eastern Ave., Ste. 240  •   Henderson, Nevada 89052  •   Tel: 702-835-6300  •   Fax: 702-260-7405  •   www.sppirx.com  •   NASDAQ: SPPI

Use in Specific Patient Population

Nursing mothers should be advised to discontinue nursing or the drug, taking into consideration the importance of the drug to the mother.

Drug Interactions

Co-administration of drugs subject to renal clearance (e.g., probenecid, NSAIDs, and trimethoprim/sulfamethoxazole) may result in delayed renal clearance.

Please see FOLOTYN® Full Prescribing Information at www.FOLOTYN.com.

About ZEVALIN® and the ZEVALIN Therapeutic Regimen

ZEVALIN (ibritumomab tiuxetan) injection for intravenous use, is indicated for the treatment of patients with relapsed or refractory, low-grade or follicular B-cell non-Hodgkin’s lymphoma (NHL). ZEVALIN is also indicated for the treatment of patients with previously untreated follicular non-Hodgkin’s Lymphoma who achieve a partial or complete response to first-line chemotherapy.

ZEVALIN is a CD20-directed radiotherapeutic antibody. The ZEVALIN therapeutic regimen consists of two components: rituximab, and Yttrium-90 (Y-90) radiolabeled ZEVALIN for therapy. ZEVALIN builds on the combined effect of a targeted biologic monoclonal antibody augmented with the therapeutic effects of a beta-emitting radioisotope.

Important ZEVALIN® Safety Information

Deaths have occurred within 24 hours of rituximab infusion, an essential component of the ZEVALIN therapeutic regimen. These fatalities were associated with hypoxia, pulmonary infiltrates, acute respiratory distress syndrome, myocardial infarction, ventricular fibrillation, or cardiogenic shock. Most (80%) fatalities occurred with the first rituximab infusion. ZEVALIN administration can result in severe and prolonged cytopenias in most patients. Severe cutaneous and mucocutaneous reactions, some fatal, can occur with the ZEVALIN therapeutic regimen.

Please see full Prescribing Information, including BOXED WARNINGS, for ZEVALIN and rituximab. Full prescribing information for ZEVALIN can be found at www.ZEVALIN.com.

About Spectrum Pharmaceuticals, Inc.

Spectrum Pharmaceuticals is a leading biotechnology company focused on acquiring, developing, and commercializing drug products, with a primary focus in oncology and hematology. Spectrum and its affiliates market three oncology drugs — FUSILEV® (levoleucovorin) for Injection in the U.S.; FOLOTYN® (pralatrexate injection), also marketed in the U.S.; and ZEVALIN® (ibritumomab tiuxetan) Injection for intravenous use, for which the Company has worldwide marketing rights. Spectrum’s strong track record in in-licensing and acquiring differentiated drugs, and expertise in clinical development have generated a robust, diversified, and growing pipeline of product candidates in advanced-stage Phase 2 and Phase 3 studies. More information on Spectrum is available at www.sppirx.com.

11500 S. Eastern Ave., Ste. 240  •   Henderson, Nevada 89052  •   Tel: 702-835-6300  •   Fax: 702-260-7405  •   www.sppirx.com  •   NASDAQ: SPPI

Forward-looking statement — This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements are based on management’s current beliefs and expectations. These statements include, but are not limited to, statements that relate to our business and its future, including certain company milestones, Spectrum’s ability to identify, acquire, develop and commercialize a broad and diverse pipeline of late-stage clinical and commercial products, leveraging the expertise of partners and employees around the world to assist us in the execution of our strategy, and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that our existing and new drug candidates may not prove safe or effective, the possibility that our existing and new applications to the FDA and other regulatory agencies may not receive approval in a timely manner or at all, the possibility that our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that our efforts to acquire or in-license and develop additional drug candidates may fail, our lack of sustained revenue history, our limited marketing experience, our dependence on third parties for clinical trials, manufacturing, distribution and quality control and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission. We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law.

SPECTRUM PHARMACEUTICALS, INC.®, FUSILEV®, FOLOTYN®, and ZEVALIN® are registered trademarks of Spectrum Pharmaceuticals, Inc and its affiliates. REDEFINING CANCER CARE™ and the Spectrum Pharmaceuticals logos are trademarks owned by Spectrum Pharmaceuticals, Inc.

© 2013 Spectrum Pharmaceuticals, Inc. All Rights Reserved.

Source: Spectrum Pharmaceuticals, Inc.

11500 S. Eastern Ave., Ste. 240  •   Henderson, Nevada 89052  •   Tel: 702-835-6300  •   Fax: 702-260-7405  •   www.sppirx.com  •   NASDAQ: SPPI